Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Caprius, Inc. on Form S-1 Pre-Effective Amendment No. 4 to Form S-1 (File No. 333-141647) and Pre-Effective Amendment No. 3 to Form S-1 (File No. 333-148792) of our report dated June 30, 2010, with respect to our audits of the consolidated financial statements of Caprius, Inc.  and subsidiaries as of September 30, 2009, 2008 and 2007 and for the years then ended, which report is included in this Annual Report on Form 10-K of Caprius, Inc. for the years ended September 30, 2009, 2008 and 2007 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

/s/Marcum LLP

Marcum LLP
New York, New York
June 30, 2010